Exhibit 21.1

SUBSIDIARIES OF SPACE SYSTEMS/LORAL, INC.

Space Systems/Loral, Inc., a Delaware corporation, owns, directly or indirectly, the following subsidiaries:

Name of Subsidiary	State or Jurisdiction of Incorporation or Organization
International Space Technology, Inc.(1)	Delaware

Cosmotech (1) (2)	Russia

SS/L Isle of Man Limited	Isle of Man

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(1)           Only majority voting interest and 47.7% economic interest owned directly or indirectly.
(2)            Wholly-owned subsidiary of International Space Technology, Inc.